Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2007

Boulder, Colo., (August 6, 2007) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the fourth quarter and full year of fiscal 2007.

Array reported revenue of $8.0 million for the fourth quarter of fiscal 2007, compared to revenue of $10.1 million for the same period in fiscal 2006.  The decrease is due to lower collaboration revenue resulting from executing our strategy of shifting resources to advance and expand Array’s internal proprietary drug discovery programs.  Array invested $16.1 million in proprietary research and development for the quarter to help advance its eight wholly-owned development programs as well as its portfolio of discovery programs.  This compares to $9.2 million during the same quarter last year.  Array reported a net loss of $17.3 million, or ($0.39) per share, for the fourth quarter, compared to a net loss of $12.0 million, or ($0.31) per share, for the same quarter in fiscal 2006. Array ended the fourth quarter of fiscal 2007 with $141 million in cash, cash equivalents and marketable securities.

“We strengthened our financial position during the quarter through successfully raising a net of $85 million,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “We will use these funds to advance our wholly owned development pipeline which now includes five oncology programs and three programs for treating inflammatory diseases.  Over the next six months, we anticipate advancing two of these drugs into Phase 2 clinical trials.”

Fourth Quarter and Subsequent Accomplishments:

Advancing Proprietary Research Programs

•                  Continued ARRY-886 (AZD6244), a novel MEK inhibitor, in Phase 2 clinical development for the treatment of metastatic melanoma, colorectal, pancreatic and non-small cell lung cancers.  These trials are being conducted by our partner AstraZeneca PLC.

•                  Advanced ARRY-704 (AZD8330), a novel MEK inhibitor being developed by AstraZeneca, into a Phase 1 clinical trial in cancer patients.

•                  Advanced ARRY-543, an oral, selective, reversible, small molecule tyrosine kinase inhibitor of both ErbB-2 and EGFR for cancer, in Phase 1 clinical trials. Array expects to initiate the expansion phase of this trial in ErbB-2 and EGFR driven tumors during the current quarter.  Array also plans to begin a Phase 2 trial during the second half of 2007.

•                  Completed a Phase 1 clinical trial in healthy volunteers for ARRY-162, a first in class MEK inhibitor for the treatment of inflammatory disease, and continued a Phase 1b combination trial with methotrexate in stable rheumatoid arthritis patients.  Array plans to begin a Phase 2 trial for ARRY-162 in the second half of 2007.

•                  Presented Phase 1 data on ARRY-162 at the Annual European Congress of Rheumatology (EULAR) and the International Association of Inflammation Societies’ (IAIS) 8th World Congress on Inflammation in June 2007.  The multiple ascending dose (MAD) study showed 50 to 90% inhibition of IL-1, TNF and IL-6 when measured over a 24-hour period with 40 mg daily.  ARRY-162 was well-tolerated with no serious adverse events and showed dose proportional human pharmacokinetics.

•                  Advanced ARRY-797, a novel p38 inhibitor, into a Phase 1 MAD clinical trial in healthy volunteers and presented Phase 1 single ascending dose (SAD) data at the EULAR and IAIS meetings. ARRY-797 met study objectives and was well-tolerated with no serious adverse events.  There were linear increases in exposure with increasing oral dose ranging between 25 and 400 mg.  ARRY-797 demonstrated a maximal inhibition of greater then 90% for the production of IL-1, TNF and PGE2, and showed greater than 50% inhibition at 24 hours at the high dose.

•                  Advanced ARRY-797 into a Phase 1 clinical trial in cancer patients.  ARRY-797 has shown good efficacy and a low side effect profile in preclinical models of certain cytokine-driven cancers.

•                  Advanced ARRY-520, a small molecule Kinesin Spindle Protein (KSP) inhibitor, in a Phase 1 dose escalation clinical trial in cancer patients.  ARRY-520 caused marked tumor regression in preclinical models of human solid tumors and human leukemias.

•                  Filed an IND application with the U.S. Food and Drug Administration for ARRY-380, an oral, selective ErbB-2 inhibitor for cancer, and is able to proceed with a Phase 1 clinical trial.

•                  Advanced ARRY-614, a p38 / Tie2 inhibitor, into regulated safety assessment testing.  Array is preparing an IND application and plans to file it in the second half of 2007.

Partnered Research

•                  Received a milestone payment from Eli Lilly and Company for dosing the CHK-1 inhibitor, IC83, in a Phase 1 clinical trial.  Array and ICOS scientists collaborated to invent IC83; ICOS was acquired by Eli Lilly in 2006.

Enhancing Leadership

•                  Appointed John Yates, M.B. Ch.B., M.D., to the newly created position of Chief Medical Officer. Dr. Yates will oversee the medical strategy and clinical development of Array’s cancer and inflammation pipeline.

•                  Appointed Jonathan Kay, M.D., to Array’s Scientific Advisory Board. Dr. Kay will work with Array in the development of its inflammation portfolio.

Strengthening Financial Position

•                  Raised approximately $85 million, net of offering costs, through an underwritten public offering of 7 million shares of common stock at a price to the public of $13.00 per share in May 2007.

-more-

Revenue for the fiscal year ended June 30, 2007 was $37.0 million, compared to revenue of $45.0 million for fiscal 2006.  The net loss for the fiscal year ended June 30, 2007 was $55.4 million, or ($1.36) per share, compared to a net loss of $39.6 million, or ($1.02) per share, reported in fiscal 2006.  Array invested $57.5 million in proprietary research and development for the year, compared to $33.4 million for fiscal 2006.

Array will hold a conference call on Tuesday, August 7, 2007, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, August 7, 2007
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 210-9006
Toll:	(719) 457-2621
Pass Code:	3027874
Web Cast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 3027874.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life-threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory diseases and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of August 6, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2007	2006	2007	2006
Revenue:
Collaboration revenue	$6,758	$9,527	$30,106	$37,738
License and milestone revenue	1,248	598	6,864	7,265
Total revenue	8,006	10,125	36,970	45,003

Operating expenses *
Cost of revenue (1)	6,287	9,647	24,936	39,611
Research and development for proprietary drug discovery (2)	16,088	9,231	57,464	33,382
Selling, general and administrative expenses (3)	4,122	3,841	13,644	13,789
Total operating expenses	26,497	22,719	96,044	86,782

Loss from operations	(18,491)	(12,594)	(59,074)	(41,779)

Interest expense	(246)	(209)	(979)	(670)
Interest income	1,487	760	4,611	2,835
Net loss	$(17,250)	$(12,043)	$(55,442)	$(39,614)
Basic and diluted net loss per share	$(0.39)	$(0.31)	$(1.36)	$(1.02)
Number of shares used to compute per share data	44,283	39,073	40,717	38,759

* Includes stock-based compensation expense
(1) Cost of revenue	$301	$462	$1,127	$2,089
(2) Research and development for proprietary drug discovery	583	321	1,748	1,341
(3) Selling, general and administrative expenses	461	517	1,936	2,727
Total	$1,345	$1,300	$4,811	$6,157

Summary Balance Sheet Data

(in thousands)

	June 30, 2007	June 30, 2006

Cash, cash equivalents and marketable securities	$141,331	$70,100
Property, plant and equipment, gross	72,964	66,139
Working capital	120,829	56,008
Total assets	174,974	102,173
Long-term debt	15,000	14,150
Stockholders’ equity	107,703	68,641

###